EXHIBIT 21.1

Gemini Merger Sub I, Inc.

Jurisdiction of incorporation:	Delaware
Name under which business conducted:	Gemini Merger Sub I, Inc.

Gemini Merger Sub II, LLC

Jurisdiction of incorporation:	Delaware
Name under which business conducted:	Gemini Merger Sub II, LLC